CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

PLANTRONICS

(NYSE-Listed Company)

I. PURPOSE:

The purpose of the Audit Committee of the Board of Directors (the "Board") of Plantronics (the "Company") shall be to:

  Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

  Assist the Board in oversight and monitoring of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of the Company's internal audit function and of its independent auditor

  Prepare the report that the rules of the Securities and Exchange Commission (the "SEC") require be included in the Company's annual proxy statement;

  Provide the Company's Board with the results of its monitoring and recommendations derived therefrom;

  Act as a Qualified Legal Compliance Committee ("QLCC"); and

  Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

II. MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

  Each member will be "independent", in accordance with the Corporate Governance Standards of the New York Stock Exchange and the rules of the SEC, as in effect from time to time;

  Each member will be financially literate, as such qualification is interpreted by the Company's Board in its business judgment; and

  It is the Committee's desire to have at least one member of the Audit Committee be a financial expert as defined by the SEC and NYSE.

  The Chair of the Audit Committee must have accounting or related financial management expertise and may not be associated with a holder of 20% or more of the Company's voting stock.

III. DUTIES AND RESPONSIBILITIES:

The duties and responsibilities of the Audit Committee shall include:

  Reviewing on a continuing basis the adequacy of the Company's system of internal controls, including meeting periodically with the Company's management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company's periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

  Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

  Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible) and retaining and terminating the Company's independent auditors; in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

  At least annually, obtaining and reviewing a report by the independent auditor describing: the audit firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm.

  Discussing the annual audited financial statements and quarterly unaudited financial statements with management and the independent auditors, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to filing the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

  Obtaining from management the status of earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, prior to public disclosure;

  As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

  Discussing policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

  Reviewing with the independent auditors any audit problems or difficulties and management's response;

  Setting clear hiring policies with respect to employees or former employees of the independent auditors;

  Reporting regularly to the Board;

  Reviewing the independent auditors' proposed audit scope, approach and independence;

  Requesting from the independent auditors on a periodic basis a formal written statement delineating all relationships between the auditors and the Company, engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommending that the Board take appropriate action, if necessary, to ensure the independence of the outside auditors;

  Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

  Reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

  Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A;

  Reviewing the Audit Committee's own charter, structure, processes and membership requirements from time to time;

  Overseeing compliance with the requirements of the SEC for disclosure of auditor's services and audit committee members, member qualifications and activities;

  Reviewing, approving and monitoring the Company's code of ethics for its senior financial officers;

  Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  Providing a report to the Board at least annually presenting its conclusions with respect to the independent auditors; and

  Performing such other duties as may be requested by the Board.

IV. COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers, per meeting fees and special fees for service as Chair of the Audit Committee. Fees may be paid in such form of consideration as is determined by the Board, which may include cash, deferred payment, stock, stock options, phantom stock, and common stock equivalents.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a director or Board Committee member.

V. VOTING:

Each member of the Audit Committee shall have one vote on any matter requiring action by the Audit Committee; provided, however, that any member who is associated with a holder of 20% or more of the Company's voting stock may not vote on any matters before the Audit Committee.

VI. MEETINGS:

The Committee shall meet at least six times annually, or more frequently as circumstances dictate. Two of the six meetings will be in conjunction with BOD meetings and all Committee members will be present in person to discuss Section III Items 1, 9, 13, 15, 17 & 19 in the first meeting and to discuss Section III Items 4, 9, 12, 14, 18, 20 & 22 in the second meeting. The remaining four meetings will be for the Committee to hold phone conferences with the independent accountants and management to review Section III Items 3, 5 6 & 8. As part of its job to foster open communication, the Committee should provide a channel of communication with management, internal audit, and the independent accountants, including separate meetings when appropriate.

VII. MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

VIII. REPORTS:

Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter. Such reports may be made orally or in writing.

IX. PERFORMANCE EVALUATION:

At least annually, the Board and the Audit Committee shall conduct a performance evaluation of the Audit Committee.

X. DELEGATION OF AUTHORITY:

Review and approve requests for any management consulting engagements to be performed by the independent accountants and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter. The Committee has delegated the Chairman authority to pre-authorize up to $50K on services (both audit & non-audit) undertaken by independent accountants without getting full-Committee approval, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting. Should the full audit committee decide not to support the project, the balance of any work not performed may be cancelled.

XI. QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Audit Committee of the Company is hereby designated by the Board of Directors as a "qualified legal compliance committee" within the meaning of 17 CFR Part 205.

PURPOSE: The Qualified Legal Compliance Committee ("QLCC") is created by the Board of Directors of the Company to review any report made directly, or otherwise made known, to the QLCC by attorneys employed or retained by the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a "material violation"), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time ("Part 205").

MEMBERSHIP: The members of the Audit Committee shall constitute the QLCC. The Chairperson of the Audit Committee shall serve as the Chairperson of the QLCC. If for any reason, one or more Audit Committee members cannot serve on the QLCC, the QLCC shall at all times consist of at least one member of the Company's audit committee and two or more members of the Company's Board of Directors who are not employed, directly or indirectly, by the Company. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the QLCC annually and as vacancies or newly created positions occur. QLCC members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the QLCC.

AUTHORITY AND RESPONSIBILITIES: In addition to any other responsibilities which may be assigned from time to time by the Board, the QLCC has the authority and responsibility for the following matters:

    Receipt, Retention and Consideration of Reports

      The QLCC shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a "report").

    Investigation of Reports

      Upon receipt of a report, the QLCC shall:

        inform the Company's chief legal officer ("CLO") and chief executive officer ("CEO") (or the equivalents thereof) of such report unless such notification would be futile; and

        determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its subsidiaries or any of their officers, directors, employees or agents.

      If the QLCC determines an investigation is necessary or appropriate, the QLCC shall:

        notify the audit committee or the full board of directors;

        initiate an investigation, which may be conducted either by the CLO or by outside attorneys; and

        retain such expert personnel as the committee deems necessary.

    Making Recommendations for Adoption of Appropriate Response

      At the conclusion of any such investigation the QLCC shall:

        Recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

          a finding that no material violation has occurred, is ongoing or is about to occur;

          the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

          the retention or direction of an attorney to review the reported evidence of a material violation and either (i) the Company has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence or (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

          inform the CLO, the CEO and the Board of the results of any such investigation initiated by the QLCC and the appropriate remedial measures to be adopted.

      Authority to Notify the SEC

        The QLCC may take all other appropriate action, including the authority to notify the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the QLCC has recommended for adoption by the Company.

      Reporting to the Board

        The QLCC shall repot to the Board periodically, but no less frequently than once a year. This report will include a review of the report(s) received, the investigations conducted, conclusions reached and responses recommended by the QLCC and any other matters that the QLCC deems appropriate or is requested to be included by the Board.

        At least annually, the QLCC shall evaluate its own performance and report to the Board on such evaluation.

        At least annually, the QLCC shall review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

PROCEDURES:

    The QLCC may act only by majority vote.

    The QLCC shall meet as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairperson of the QLCC, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

    The QLCC is authorized (without seeking Board approval) to retain outside attorneys and other expert personnel to assist the QLCC as it deems necessary. The QLCC is authorized to obtain appropriate funding, as determined by the QLCC, for payment of compensation to such attorneys and other expert personnel and for ordinary administrative expenses of the QLCC that are necessary or appropriate for carrying out its duties.

    The QLCC is authorized (without seeking Board approval) to access all books, records, facilities, personnel, agents and advisors of the Company as it deems necessary or appropriate to discharge is responsibilities under this charter.

ATTACHMENT A

Outline of Quarterly & Annual Report Reviews

Quarterly Report Reviews
  Review of Quarterly Earnings via conference call occurs on the 2nd Friday following quarter end (exception is the 4th quarter of the year when the review occurs on the 3rd Friday following quarter/year end).
  The 10Q must be filed with the SEC within 45 days of the end of the quarter being reported. Draft copies of the 10Q will be sent to all Audit Committee members for review towards the end of the filing period. Committee members should contact the CFO (Barbara Scherer), the Corporate Controller (Brad Guenther), or the Director of Corporate Accounting, Planning & Reporting (Kathy Ovalle) within one week of receipt of draft copy with their comments and ultimately their approval.

Year-End Report Reviews
  Review of the Proxy
  Review of the 10K (must be filed with SEC within 90 days after year end)
  Review of the Annual Report
  Reviews of the above documents will occur by providing draft copies to the Audit Committee. Report drafts will be sent to the Audit Committee at the end of April or early May to meet the timing of the Annual Stockholders meeting. One week will be allowed for the Audit Committee to provide any feedback. Committee members should contact the CFO (Barbara Scherer), the Corporate Controller (Brad Guenther), or the Director of Corporate Accounting, Planning & Reporting (Kathy Ovalle) within one week of receipt of draft copy with their comments and ultimately their approval.